                                                                   Exhibit 10.34


          ------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT

                                     AMONG

                              PJ AMERICA,  INC.,

                              PJ LOUISIANA, INC.,

                                      AND

          ------------------------------------------------------------


                  DOUGLAS S. STEPHENS,  ROBERT W. CURTIS, JR.

                     MICHAEL M. FLEISHMAN, MERIDA SHERMAN,

                     NICHOLAS SHERMAN, RICHARD F. SHERMAN,

                   FRANK O. KEENER, AND STEPHEN P. LANGFORD


                                 May 13, 1998

                               TABLE OF CONTENTS

Section                                                                     Page

1.  Purchase and Sale of Shares................................................1
    1.1 Purchase and Sale of Shares............................................1
    1.2 The Closing; Effective Date............................................1

2.  Purchase Price; 338 Election; Allocation of Purchase Price.................2
    2.1  Purchase Price........................................................2
    2.2  Payment of Purchase Price.............................................2
    2.3  338 Election; Purchase Price Allocation...............................2

3.  Certain Representations and Warranties of Shareholders.....................2
    3.1  Title to Shares; Share Restrictions...................................2
    3.2  Authority.............................................................2
    3.3  Completeness of Statements............................................3

4.  Representations and Warranties of the Company and the Shareholders.........3
    4.1  Organization and Standing of the Company..............................3
    4.2  Subsidiaries..........................................................3
    4.3  Authority.............................................................3
    4.4  No Violations; Consents...............................................3
    4.5  Capitalization; Stock Ownership and Rights............................4
    4.6  Financial Statements..................................................4
    4.7  Absence of Undisclosed Liability......................................5
    4.8  Absence of Certain Events.............................................5
    4.9  Properties............................................................7
    4.10  Assets Necessary to Business.........................................8
    4.11  Bank Accounts, etc...................................................8
    4.12  Absence of Other Business Operations; Restrictive Covenants..........8
    4.13  Contracts; Contract Status...........................................8
    4.14  Copyrights, Trademarks, Trade Names, Etc.............................9
    4.15  Current Employees and Compensation; Officers and Directors...........9
    4.16  Employee Benefits...................................................10
    4.17  Environmental Matters...............................................11
    4.18  Indebtedness to or from Officers, Directors, Etc....................12
    4.19  Insider Interests...................................................12
    4.20  Insurance...........................................................12
    4.21  Labor Matters.......................................................12
    4.22  Leases..............................................................13
    4.23  Licenses and Permits................................................13
    4.24  Litigation..........................................................13
    4.25  Real Property.......................................................14

                               TABLE OF CONTENTS

Section                                                                     Page

    4.26  Payments............................................................14
    4.27  Tax Returns; Tax Elections..........................................14
    4.28  Compliance..........................................................16
    4.29  Books and Records...................................................16
    4.30  Completeness of Statements..........................................16

5.  Representations and Warranties of PJAM....................................16
    5.1  Incorporation; Corporate Power.......................................16
    5.2  Authorization; No Violation..........................................17

6.  Covenants of the Parties..................................................17
    6.1  Operation of the Company Pending Closing.............................17
    6.2  Non-Competition Agreement............................................18
    6.3  Release and Resignation..............................................18
    6.4  Compliance with Conditions...........................................18
    6.5  Payment of Certain Loans.............................................19
    6.6  Further Actions......................................................19
    6.7  Continuation of Insurance Coverage...................................19

7.  Conditions to the Obligations of PJAM.....................................19
    7.1  Representations and Warranties Correct...............................19
    7.2  Compliance with Covenants............................................20
    7.3  Necessary Consents...................................................20
    7.4  No Material Adverse Change...........................................20
    7.5  No Litigation........................................................20

8.  Conditions to Obligations of the Shareholders.............................20
    8.1  Representatives and Warranties Correct...............................20
    8.2  Compliance with Covenants............................................20
    8.3  Necessary Consents...................................................20

9.  Termination...............................................................20
    9.1  Termination Events...................................................20
    9.2  Effect of Termination................................................21

10.  Deliveries and Actions Taken at Closing..................................22
    10.1  Deliveries by the Shareholders......................................22
    10.2  Deliveries by PJAM..................................................22
    10.3  Deliveries by PJAM and the Shareholders.............................23

                               TABLE OF CONTENTS


Section                                                                    Page

11.  Survival of Representations and Warranties; Indemnities...............  23
     11.1  Survival........................................................  23
     11.2  General Indemnities of the Shareholders.........................  23
     11.3  Additional Indemnities of the Shareholders......................  24
     11.4  Indemnity by PJAM...............................................  24
     11.5  Exclusive Remedy................................................  24
     11.6  Limitations on Shareholder's Indemnification Obligations........  25
     11.7  Claims Procedure................................................  25
     11.8  Defense of Third Party Claim....................................  26
     11.9  Arbitration.....................................................  27
     11.10  Contingent Amount; Certain Agreements of the Parties...........  27

12.  Miscellaneous Provisions..............................................  27
     12.1  Appointment of Shareholders' Agents; Actions of
           Shareholders Following the Closing..............................  27
     12.2  Expenses........................................................  28
     12.3  Notice..........................................................  28
     12.4  Exhibits; Entire Agreement......................................  29
     12.5  Amendment; Waiver...............................................  29
     12.6  Binding Effect; Assignment......................................  29
     12.7  Captions........................................................  29
     12.8  Severability of Provisions......................................  30
     12.9  Confidentiality.................................................  30
     12.10  Governing Law..................................................  30
     12.11  Publicity; No Disclosure.......................................  30
     12.12  Post-Closing Access............................................  30
     12.13  Counterparts...................................................  31



                                    EXHIBITS
Description                                                             Exhibit
Ownership of Shares.......................................................    A
Purchase Price Allocation.................................................    B
Equipment, Property and Other Assets......................................    C
Non-Competition Agreements................................................    D
Release Letter............................................................    E
Shareholder Loans.........................................................    F



                                   SCHEDULES
Description                                                            Schedule

Ownership of Shares.......................................................  3.1
Organization and Good Standing............................................  4.1
No Violations; Consents...................................................  4.4
Capitalization; Stock Ownership...........................................  4.5
Financial Statements......................................................  4.6
Liabilities Not Disclosed on Acquisition Balance Sheet....................  4.7
Absence of Certain Events.................................................  4.8
Properties................................................................  4.9
Bank Accounts............................................................. 4.11
Absence of Other Business Activities...................................... 4.12
Contracts................................................................. 4.13
Current Employees and Compensation, Directors and Officers................ 4.15
Employee Benefits......................................................... 4.16
Environmental Matters..................................................... 4.17
Indebtedness.............................................................. 4.18
Insider Interests......................................................... 4.19
Insurance................................................................. 4.20
Labor Matters............................................................. 4.21
Leases.................................................................... 4.22
Litigation................................................................ 4.24
Taxes..................................................................... 4.27
Buyer's Required Authorizations...........................................  5.2

                           STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement is entered into as of May 13, 1998, by and among (i) PJ America, Inc., a Delaware corporation ("PJAM"), (ii) PJ Louisiana, Inc., a Louisiana corporation ("Company"), and (ii) Douglas S. Stephens, Robert
W. Curtis, Jr. (each an Alabama resident), Michael M. Fleishman, Merida Sherman (each a Kentucky resident), Nicholas Sherman, Richard F. Sherman (each a Florida resident), Frank O. Keener (a Tennessee resident), and Stephen P. Langford (an Indiana resident) (individually, a "Shareholder" and collectively, the "Shareholders").

  Recitals:

  A. The Company owns, operates and manages restaurants as a franchisee of Papa John's International Inc. ("PJI"). The Shareholders own all of the issued and outstanding capital stock of the Company.

  B. PJAM desires to purchase from Shareholders, and Shareholders desire to sell to PJAM, for the consideration and pursuant to the terms, conditions and covenants of this Agreement (as defined in Section 12.4), all of the issued and outstanding capital stock of the Company.

  Agreement:

  Now, Therefore, the parties hereby agree as follows:

 1.  Purchase and Sale of Shares.

  1.1 Purchase and Sale of Shares. Upon the terms set forth herein, each Shareholder, individually, agrees to sell, transfer, convey, assign and deliver to PJAM at the "Closing" (as defined in Section 1.2), and PJAM agrees to purchase and accept delivery from each of the Shareholders at the Closing, all the "Shares" (as defined in Section 4.5) owned by such Shareholder.

      1.2 The Closing; Effective Date.

        (a) The Closing. The closing of the purchase and sale of the Shares shall take place at the offices of Greenebaum Doll & McDonald, PLLC, 3300 National City Tower, Louisville, Kentucky 40202, 10:00 a.m., local time. The Closing shall occur on May 12, 1998, if all the conditions set forth in Sections
7.3 and 8.3 have been fulfilled by such date. If all such conditions have not been fulfilled by such date, then the Closing shall take place on such other date which is two business days after the party obligated to fulfill such conditions shall have notified the other party that the last of such conditions has been satisfied or waived, or such other date as the parties may agree, provided that the date of Closing ("Closing Date") shall in no event be later than June 29, 1998.

       (b) Effective Date. Pursuant to an agreement of the parties, dated April 21, 1998, the Closing of the purchase and sale of the Shares shall, for all purposes, be effective as of 12:01 a.m., local time, on April 27, 1998 ("Effective Date").

   2.  Purchase Price; 338 Election; Allocation of Purchase Price.

      2.1 Purchase Price. The purchase price ("Purchase Price") for the Shares shall be $4,350,000.

      2.2 Payment of Purchase Price. The Purchase Price shall be paid to the Shareholders, in accordance with each Shareholders percentage ownership of the Shares, set forth on Exhibit A ("Shareholder's Percentage Interest") attached hereto, and in the following manner:

       (a) the amount of $1,000,000 (the "Contingent Amount") shall be paid by Buyer to Shareholders subject to the contingencies, and at the times, described in Section 11.10;

       (b) the amount of $3,350,000 shall be paid by Buyer to the Shareholders at the Closing in immediately available funds to an account designated by each Shareholder.

      2.3 338 Election; Purchase Price Allocation. The parties agree to make such election required under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, so as to treat the purchase and sale of the Shares as a purchase and sale of the assets of the Company. The Purchase Price shall be allocated among the assets and liabilities of the Company as set forth on Exhibit B attached hereto. The parties shall report the transaction consistently with such allocation for all income tax purposes.

   3. Certain Representations and Warranties of Shareholders. Each of the Shareholders hereby severally represents and warrants to PJAM as follows:

        3.1 Title to Shares; Share Restrictions. The Shareholder is the sole record, lawful and beneficial owner of that number of Shares set forth opposite such Shareholder's name on Exhibit B, and has good and marketable title to such Shares. Except as disclosed on Schedule 31, the Shareholder owns such Shares free and clear of all "Encumbrances" (which, as used in this Agreement, shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, easement, servitude, right-of-way, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), other than restrictions on transfer under applicable state and federal securities laws, and any restrictions under any shareholder or similar agreement among the Shareholders and the Company, or any of them (the "Shareholders' Agreement"), which the Shareholder's agree shall be deemed waived as of Closing.

      3.2  Authority.   The Shareholder has full right, power, authority and
capacity to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Shareholder in connection herewith or in connection therewith constitutes, or will, when executed and delivered, constitute, the valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

      3.3  Completeness of Statements.    To the knowledge of the Shareholder,
no representation or warranty of the Shareholder in this Section 3 contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

   4.  Representations and Warranties of the Company and the Shareholders.
The Company and each of the Shareholders, jointly and severally, hereby make the following representations and warranties to PJAM.

      4.1 Organization and Standing of the Company. The Company is duly organized, validly existing and in good standing under the laws of the state of Louisiana. Neither the nature of the business of the Company nor the character or location of the properties of the Company requires the Company to be qualified as a foreign corporation in any jurisdiction. The Company has full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business is conducted. Schedule 41 contains true and complete copies of the articles of incorporation and by-laws of the Company, as amended through the date hereof.

      4.2 Subsidiaries. The Company does not, directly or indirectly, own any capital stock of, nor does it have any interest or investment (whether debt or equity) of any nature in, any other corporation, partnership, business trust, joint venture, association or other business organization.

      4.3  Authority.    The Company has all necessary corporate power and
authority to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Company in connection herewith has been duly and validly authorized, executed and delivered by the Company and constitutes or will, when executed and delivered, constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

      4.4  No Violations; Consents.    Except as set forth on Schedule 4.4, and
except for the consent of PJI with respect to the transfer of the Shares (the "PJI Consent"), the execution, delivery and performance of this Agreement the consummation of the transactions described in this

Agreement, and the fulfillment of and compliance with the terms and provisions of this Agreement, do not and will not: (i) conflict with or violate the terms or conditions of, result in the breach of or constitute a default under, (A) any law, rule or regulation of any government or agency or department of any government, or any material judgment, order, writ, award, decree, permit or license of any court or other agency of any government to which the Company, or any of its properties or assets, may be subject, (B) any agreement, instrument, mortgage, commitment, franchise or restriction to which the Company is a party or by which the Company, or any of its properties or assets, is bound or committed, except for the "Amsouth Loan" (as hereafter defined), or (C) the charter, bylaws or any other organizational documents of the Company; (ii) constitute an event which could, or with the lapse of time or action by a third party could, result in any manner in any default under or modify any of the foregoing, provide any third party the right to cancel any of the foregoing, or result in the creation of any Encumbrance upon any of the Company's assets or properties that could have a material adverse effect on its business, assets, financial condition or results of operations; (iii) constitute an event which could, or with the lapse of time or action by a third party could, result in the creation of any Encumbrance upon any of the issued and outstanding capital stock of the Company; or (iv) require any consent, authorization or approval of any federal, state or local court, governmental authority or regulatory body, or of any creditor or any party to any such agreement, instrument, mortgage, contract or commitment, or any other person or entity; or (v) give any party with rights under any agreement, instrument, mortgage, franchise, commitment, judgment, order, writ, award, decree, permit, license or other restriction to which the Company or any of its properties or assets are subject or bound the right to terminate, accelerate, modify or otherwise alter the rights or obligations of the Company thereunder.

      4.5  Capitalization; Stock Ownership and Rights.

       (a) The authorized capital stock of the Company consists of 1000 shares of no par value voting common stock, all of which are issued and outstanding (the "Shares"). The Shareholders are the sole record and beneficial owners of the Shares in the amounts set forth on Exhibit A attached hereto. Each outstanding Share is duly authorized, validly issued, fully-paid and non-assessable.

       (b) As of the date of this Agreement, (i) the Company has no outstanding class of capital stock other than the Shares, and (ii) except as identified on
Schedule 4.5, there are no, nor is there any arrangement not yet fully performed which would result in any, outstanding options, warrants, conversion or exchange rights, subscriptions, agreements or other commitments of any kind obligating the Company to issue or sell, or to redeem, purchase or otherwise acquire, directly or indirectly, any Shares or other capital stock of the Company or any outstanding restrictions, agreements or commitments of any kind to which the Company is a party or by which the Company is bound, which relate to or restrict in any way the issuance or sale, or purchase, redemption or other acquisition, of any Shares.

       (c) None of the issued and outstanding Shares has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, preemptive or otherwise, of the Company or any present Shareholder or past shareholder of the Company.

      4.6  Financial Statements.   Included as Schedule 46 are the following
selected financial statements of the Company (collectively, the "Company Financial Statements"), all of which have been prepared by PJAM for the Company:
(i) the unaudited balance sheet of the Company as of December 28, 1997, together with a statement of income for the period ending December 28, 1997 (the "Year End Financials"); and (ii) the unaudited interim balance sheet of the Company as of April 26, 1998 (the "Acquisition Balance Sheet"), together with a statement of income for the period commencing on December 29, 1997 and ending April 26, 1998 (the "Stub Period Financials"). The Company Financial Statements have been prepared from the books and records of the Company, represent actual, bona fide transactions and were prepared in conformity with generally accepted accounting principles applied on a consistent basis. The balance sheets included in the Company Financial Statements present fairly the financial condition of the Company as of the respective dates of the Company Financial Statements, and the statements of income included in the Company Financial Statements present fairly the results of operation of the Company for the respective periods covered thereby.

      4.7  Absence of Undisclosed Liability.    As of the date of the
Acquisition Balance Sheet, the Company had no debts, obligations (including, but not limited to, obligations as a guarantor) or liabilities of any nature, secured or unsecured (including, but not limited to, debts, obligations or liabilities which are fixed, absolute, accrued or contingent), whether known or unknown to the Shareholders, except (a) as shown (and in the amounts shown) on the Acquisition Balance Sheet, or (b) for those obligations or liabilities which are not required to be disclosed on the Acquisition Balance Sheet under generally accepted accounting principles, or are otherwise disclosed to PJAM in any other provision of this Agreement or the Schedules attached hereto, (c) obligations under contracts not required to be disclosed pursuant to this Agreement, and (d) current obligations and debts arising out of the ordinary course of the Company's business and operations. Except as disclosed on
Schedule 47, since the date of the Acquisition Balance Sheet, the Company has not incurred any debts, obligations (including, but not limited to, obligations as a guarantor) or liabilities of any nature, secured or unsecured (including, but not limited to, debts, obligations or liabilities which are fixed, absolute, accrued or contingent), other than (a) obligations under contracts not required to be disclosed pursuant to this Agreement, (b) debts, obligations and liabilities incurred in the ordinary course of business consistent with past practices, and none of which (i) is inconsistent with the representations, warranties and covenants of the Company and the Shareholders contained herein or in any other provisions of this Agreement, (ii) has had or may be expected to have any material adverse effect on the business, assets, financial condition or prospects of the Company, or (iii) constitutes a guarantee of any form or type.

      4.8  Absence of Certain Events.    Since the date of the Acquisition
Balance Sheet, the Company has not, except as set forth on Schedule 4.8:

       (a) issued, sold, purchased or redeemed any stocks, bonds, debentures, notes, partnership interests or other securities or interests, or issued, sold or granted any option, warrant or right to acquire any thereof;

       (b) waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets, or written down or off any receivable, in excess of $100,000, in the aggregate;

       (c) declared, set aside or paid any dividend or distributions on any of the Shares;

       (d) made any change in its operations, other than changes in the lawful and ordinary course of business, none of which has, and which in the aggregate have not had, a material adverse effect on its business, operations, financial condition, or results of operations or prospects;

       (e) suffered any casualty, damage, destruction or loss to any of its assets in excess of $10,000 for any one event or in excess of $100,000 in the aggregate;

       (f) suffered any material adverse change in its revenues or expenses, financial position, assets, results of operations, business or cash flow, or experienced any occurrence or event which alone or together with other occurrences or events experienced by it has had or might reasonably be expected to have a material adverse effect upon its revenues or expenses, financial position, assets, results of operations, business or cash flow;

       (g) terminated, placed on probation, disciplined, warned, or experienced any resignation of any executive officer or experienced any resignations of, or had any disputes involving the employment relationship with, any store manager or operating partner of the Company ("Management Employee");

       (h) paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the ordinary course of business) in the compensation payable (or to become payable by it) to, any officer, director or employee, or entered into any contract of employment not terminable by it without notice, penalty or termination payment;

       (i)  terminated or amended or suffered the termination or amendment of
(i) any material lease, bids, contracts, commitments and other agreements of the Company, or (ii) any permits, licenses, concessions, authorizations, franchises (including any PJI franchises) or similar rights granted to or held by the Company, which are necessary or are material and related to its operations;

       (j) incurred any indebtedness for borrowed money or subjected any of its properties or assets to any Encumbrances or to any other similar charge of any nature whatsoever;

       (k) made any loan or advance to any person or entity (except normal travel or other reasonable expense advance to its employees);

       (l) made any material change in accounting principles, methods or practices;

       (m) adopted, modified or amended any material plan, contract or arrangement providing for management or consulting services, severance, employee insurance, bonuses, pension, profit sharing, stock purchase, deferred compensation or other employee benefits;

       (n) entered into any material agreement, arrangement or transaction (other than transactions involving the sale of the Company's products in the ordinary course of business) with any of the Shareholders, or any of the officers, directors, agents or representatives of the Company, or any family members of any of the foregoing, or any business or entity in which any of the foregoing has a direct or indirect interest, except with respect to arrangements with Greenebaum Doll & McDonald PLLC ("GD&M"), to provide legal services to the Company;

       (o) merged or consolidated with, or acquired all or any substantial portion of the business or property of, any other entity, or entered into any transactions other than in the ordinary course of business;

       (p) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000, other than in the ordinary course of business or in connection with the development, construction or operation of its restaurants;

       (q) entered into any agreement or commitment (whether or not in writing) to do any of the above;

and the Company has:

       (r) continued its operations in the ordinary course consistent with its past practices and maintained its operations, assets, books of account, records and files in substantially the same manner as before the date of the Acquisition Balance Sheet;

       (s)  used its reasonable efforts to preserve its business.

      4.9 Properties. The Company has good and marketable title to all of its properties, interests in properties, and assets, tangible and intangible, (excluding leased real properties for which the Company has good and valid leasehold title), free and clear of all Encumbrances of any nature whatsoever, except for statutory or similar governmental liens securing payments of ad valorem property taxes or local taxes on income or profits not yet due and payable by the Company, any inchoate landlord's liens, and those items set forth in Schedule 4.9. Except as set forth on Schedule 4.9, each store owned or operated by the Company is equipped in all material respects with equipment and other property and assets in material compliance with the specifications of the "Papa John's Franchise Agreements" (defined in Section 4.13(e)) and the Papa John's Operations Manual, including the assets listed on Exhibit C, and such equipment will be in operating condition on the Closing Date subject to ordinary wear and tear. Except for the foregoing representation, the Company and the Shareholders make no representation as to the condition, quality, fitness for use or merchantability or state of repair of any of the tangible personal property of the Company. Neither the whole nor any material portion of such assets has been condemned or otherwise taken by public authority, and the Company and the Shareholders have no knowledge that any such condemnation or taking is threatened.

      4.10 Assets Necessary to Business. The Company owns or leases all properties and assets, real, personal and mixed, tangible and intangible; has area development rights or franchise rights relating to operation of the Papa John's pizza delivery and carry-out restaurants operated or under development by it; and is party to all other contracts and agreements necessary and appropriate to permit it to carry on its business as presently conducted and at the locations where presently conducted.

      4.11 Bank Accounts, etc. Included as Schedule 4.11 is a true and complete list of the name of each bank, brokerage firm or other financial institution with which the Company has a depository, trading, margin, purchase, lending or similar account, a line of credit, or from which the Company is authorized to effect loans, or any safe deposit box, and the names of all persons authorized by the Company to draw on such accounts, effect such loans or to have access to such safe deposit box.

      4.12 Absence of Other Business Operations; Restrictive Covenants. The only business activity in which the Company has ever engaged has been the business of owning, developing and operating Papa John's pizza delivery and carry-out restaurants. Neither the Company nor any of its Shareholders is a party to, or subject to, any contract, arrangement or commitment containing covenants not to compete in the business of owning, developing or operating restaurants with any person or entity or restricting the area in which it may own, operate or franchise restaurants, except as set forth on Schedule 4.12, and except for non-competition agreements with PJI.

      4.13 Contracts; Contract Status. Schedule 4.13 contains a list and description of the Company's franchise and development agreements with PJI (collectively, the "Papa John's Franchise Agreements"). The Company is not currently a party to, or subject to, any of the following, whether written or oral, except with respect to the Papa John's Franchise Agreements and except as otherwise set forth on Schedule 4.13:

       (a) any management or employment contract or agreement, or any contract, arrangement or commitment with any director, officer, employee, shareholder or representative;

       (b) any contracts, arrangements or commitments for capital expenditures in excess of $10,000 as to any single expenditure or in excess of $25,000 for all expenditures, except with respect to development and construction of restaurants;

       (c) any contract, arrangement or commitment relating to borrowed money or creating or providing for long-term debt or continuing credit or any guaranty, indemnity or suretyship obligation with respect thereto or power of attorney;

       (d) any contract, arrangement or commitment in which it or any of its employees or officers has covenanted to keep any information confidential (other than the Papa John's Franchise Agreements);

       (e) any franchise, development or license agreement with any person or entity other than the Papa John's Franchise Agreements; or

       (f) any other material contract, arrangement or commitment, or contract agreement of commitment not made in the ordinary course of business.

The Company is not in default under the Papa John's Franchise Agreements, or any other material contract, arrangement or commitment described on Schedule 4.13 (collectively, the "Material Contracts"), nor has any event occurred which, with notice or passage of time, or both, would constitute a default by the Company or, to the knowledge of the Company and the Shareholders, any other party, under any of the Material Contracts, and (A) there is no basis for any of the other parties to the Material Contracts to assert that the Company is in default thereunder and (B) to the knowledge of the Company and the Shareholders, the other parties to such Material Contracts are not in default thereunder. There are no existing disputes between the Company and any other party to a Material Contract. Except as set forth on Schedule 4.13, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will cause a default under any Material Contract (other than the Amsouth Loan) and, following consummation of the transactions contemplated by this Agreement, the Company (and its successors) will continue to be entitled to the full benefit of all the Material Contracts. The Company has delivered to PJAM a true and complete copy of each of the Material Contracts.

      4.14 Copyrights, Trademarks, Trade Names, Etc. The Company does not own or use any trade names, trademarks, trade dress, copyrights, service marks, registrations or applications therefor, and other similar rights ("Intangibles"), except for its corporate name and such Intangibles as the Company is authorized and licensed to use pursuant to the Papa John's Franchise Agreements ("PJI Intangibles"). The Company is not and has not been in violation or infringement of any Intangible owned by any person or entity other than the Company or in which any person or entity other than the Company has any right, and there are no actual or threatened claims pending or, to the knowledge of the Company and the Shareholders, contemplated against the Company relating thereto; provided, with respect to matters arising out of the Company's duly authorized use of the PJI Intangibles, the foregoing representations shall be limited to the knowledge of the Company and the Shareholders. The Company has not agreed to indemnify any person (other than PJI and its affiliates) for or against infringement of any Intangibles. No Intangible owned or used by the Company is subject to any outstanding order, award, writ, injunction, decree, or judgment of which the Company or any Shareholder has knowledge.

      4.15  Current Employees and Compensation; Officers and Directors.

       (a) Set forth on Schedule 4.15 is a complete list of the Company's directors, officers, and Management Employees on the date who are presently projected to receive more than $50,000 per year in compensation, along with the amount of the current annual salaries or hourly rate for each Management Employee listed. Except as disclosed on Schedule 4.15, the Company has not, because of past practices or previous commitments with respect to its Management Employees, established any rights on the part of such employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof or established any rights on the part of such employees or officers to continued employment.

       (b) Except as set forth on Schedule 4.15, neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from the Company to any employee, director or officer or former employee, director or officer of the Company, (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of the Company, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

       (c) Except as set forth on Schedule 4.15, to the knowledge of the Company and the Shareholders, no Management Employee or officer of the Company is a party to or subject to any contract, arrangement or commitment containing covenants by such employee or officer not to compete in the business conducted by the Company with any Person other than PJI or the Company, or restricting the customers from whom or the area in which the Management Employee or officer may solicit or conduct business.

      4.16 Employee Benefits.

       (a) Except as set forth on Schedule 4.16, the Company does not maintain or contribute to, and has never maintained or contributed to, (a) any "employee pension benefit plans" ("Pension Plans") or any "employee welfare benefit plans" ("Welfare Plans") (as described in sections 3(2) and 3(1), respectively, of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (b) any other form of plan or agreement with any of its present or former employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, any golden parachute or other severance protection agreement, or similar agreement, or any plans or agreements providing stock options, stock purchase or any other employee benefits of any nature whatsoever ("Compensation Plans").

       (b) Each of the Welfare Plans has been administered in compliance with the requirements of the Code and ERISA, and all reports required by any governmental agency for each of such plans have been timely filed, except as identified on Schedule 4.16.

       (c) On and after January 1, 1975, neither the Company nor any of its employees who is a fiduciary of any Welfare Plan, has engaged in any transaction in violation of Section 406(a) or Section 406(b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the
Code) for which no exemption exists under Sections 4975(c)(2) or 4975(d) of the Code.

       (d) On or after July 1, 1986, each group health plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company has been administered in compliance with the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code (and the regulations thereunder).

       (e) The Company is not presently required to contribute to, or during the period of five years ending on the date hereof has not been required to contribute to, any multi-employer plan (as defined in Section 4001(a)(3) of ERISA) which does or did cover any employee of the Company and the Company is not, and will not be on account of the consummation of the transactions described in this Agreement, subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA.

      4.17 Environmental Matters. Except as set forth on Schedule 4.17, to the actual knowledge of the Company and the Shareholders:

       (a) there are no toxic, hazardous or carcinogenic substances or wastes disposed of, stored, or are present on, in or under, any real property owned or leased by the Company or utilized by the Company in the conduct of its business, nor have any such substances or wastes been sent by the Company for storage, treatment, reuse or recycling, or disposal to any other sites prior to the date hereof;

       (b) there are no releases or threats of releases of any toxic, hazardous or carcinogenic substances or wastes to the environment from or at any store or other facility owned or operated by the Company, including, without limitation, any migration or any release or threatened release of such substances or wastes from one environmental medium to another environmental medium;

       (c) the Company is in compliance with all applicable federal, state, and local statutes, rules, ordinances and other laws and regulations relating to protection of the environment, including, without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901, et seq.; the Clean Air Act, 42 U.S.C. (S)7401, et seq.; the Clear Water Act, 33 U.S.C. (S)1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)136, et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C.
(S)11001, et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. (S)9601, et seq. ("CERCLA"), and any foreign laws, statutes, rules, orders, ordinances and other laws and regulations thereunder, relating to or regulating hazardous or toxic substances or air, water or land quality, waste, or other similar environmental matters ("Environmental Laws");

       (d) no conditions exist at the stores or other facilities owned, leased or used by the Company which would necessitate remedial action under CERCLA or any other Environmental Law;

       (e) no conditions exist on any other property for which the Company is, or may be, responsible for all or any portion of costs or expenses associated with the reclamation or clean-up of such property under CERCLA or any other Environmental Laws;

       (f) no liens have been asserted against any assets of the Company, for all or any portion of the costs or expenses associated with the reclamation or clean-up of any waste disposal site or other property under CERCLA or any other Environmental Laws; and

       (g) there are no pending or threatened claims, assessments, or litigation against the Company with respect to any alleged noncompliance with any Environmental Laws.

   4.18 Indebtedness to or from Officers, Directors, Etc. Except as set forth on Schedule 4.18, none of the Shareholders nor any of the directors, officers or employees of the Company, nor any family member of any of them, is now indebted to the Company, nor is the Company indebted or obligated to any of them (except with respect to legal services provided the Company by GD&M) except for accrued salary and wages and normal employee benefits arising in the ordinary course of its business. For purposes of this Agreement, the term "family members" shall mean the current spouse, parents, siblings and children of any persons, officers or employees of the Company.

   4.19 Insider Interests. Except as set forth on Schedule 4.19, no Shareholder, nor any family member of any of them:

       (a) owns, directly or indirectly, any interest in, or is an officer, director, employee or principal of any corporation, partnership, firm, association or other person or entity which is a competitor in the pizza delivery and carry out business or a supplier of the Company, other than PJI;

       (b) has any interest, directly or indirectly, in any contract, arrangement, commitment or property material to the business, operations, property or assets of the Company; or

       (c) has, directly or indirectly, within the two-year period immediately prior to the date hereof, engaged in any transaction with the Company except transactions inherent in the capacity of such person as a shareholder, or the purchase of the Company's products in the ordinary course of the Company's business.

   4.20 Insurance. Attached to Schedule 4.20 are certificates or other information evidencing each insurance policy (including policies providing property, casualty, liability, health and workers' compensation coverage and bond and surety arrangements but excluding policies of insurance insuring the life of any Shareholder) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage.

With respect to each such insurance policy: (1) the policy is in full force and effect; (2) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under the policy; and (3) the policy (or any other policy to which the Company has been a party) does not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. Schedule 4.20 describes any self-insurance arrangements affecting the Company. Also attached to Schedule 4.20 are loss runs describing workers' compensation claims and claims made against the Company's property and casualty insurance during the three year period prior to the date hereof.

     4.21 Labor Matters. The Company is not a party to, or negotiating, any collective-bargaining agreement. There are no union organizational or representation efforts underway or threatened, nor are there any existing or threatened labor strikes, slow downs, disputes, grievances, or disturbances involving the Company's employees which might have a material adverse affect on the Company's business or operations. Except as set forth on Schedule 4.21, the Company has complied with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other federal, state and local statutes, rules, orders, regulations, ordinances, codes and other laws relating to employment; and no proceedings before any court, governmental agency or instrumentality or arbitrator relating to such matters, including any unfair labor practice claims, are pending, or to the knowledge of the Company and the Shareholders, threatened.

     4.22 Leases. Schedule 4.22 includes a true and complete list of all leases of real and personal property and all options to lease such property (oral or written) to which the Company is a party, as lessor, lessee or otherwise (the "Leases"), and addresses of the real property so leased. True and correct copies of the Leases (each as amended through the date hereof) have been delivered to PJAM, and each of the Leases is in good standing, valid, binding, in full force and effect, and enforceable in accordance with its terms against the lessor, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. Except as disclosed on
Schedule 4.22 of the Company, subject to the landlord's or lessor's rights set forth in the Leases and their mortgage lenders, the rights of the Company in the property covered thereby (including any improvements and appurtenances thereto) are, to the knowledge of the Company and the Shareholders, paramount to the rights of any other person or entity. The Company is not in default under any of such Leases, nor is there any material dispute between the Company and any other party to any of such Leases, nor, to the knowledge of the Company or the Shareholders, is any other party to any of such Leases in default thereunder. No event has occurred which, with the passage of time, notice, or both, could give the lessor or landlord under any of the Leases the right to claim a default thereunder. Except as disclosed on Schedule 4.22, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will cause a default under any of the Leases.

     4.23 Licenses and Permits. The Company possesses all permits, concessions, licenses, franchises (including Papa John's Franchise Agreements), certificates of compliance, consents, approvals, orders, certificates and authorizations required or necessary to permit the Company to carry on its business or operations at the locations where such business is conducted, without material interference or interruption (the "Licenses"). The Company has furnished PJAM a true and complete copy of each of the Licenses. To the knowledge of the Company and the Shareholders no suspension or cancellation of any License is threatened, and the consummation of the transactions contemplated by this Agreement will not cause the suspension or cancellation of any License.

     4.24 Litigation. Except as set forth on Schedule 4.24, and except for garnishments of employee's wages, there are no investigations, actions, suits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending or, to the knowledge of the Company or the Shareholders, threatened against or affecting (a) the Company, or any Shareholder concerning the Company, or any of the properties, business, assets, or operations of the Company, (b) any employee, officer or director of the Company (in his capacity as such), (c) the transactions contemplated hereunder, or (d) the ownership of any securities of the Company, by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality that would have a material adverse effect on the business or operations of the Company.

     4.25  Real Property.  To the actual knowledge of the Company and the
Shareholders:

          (a) the Company's operations on and use of the real property owned and leased by the Company under the Leases (the "Real Property") conforms to applicable zoning regulations, including use, set-back and area requirements, and other restrictions and covenants on the use thereof;

          (b) All improvements to the Real Property are adequate and sufficient for the operation of the Papa John's pizza and delivery restaurants thereon, and comply in all material respects with the standards and specifications of PJI;

          (c) All applicable zoning ordinances, building codes and other federal, state and local laws with respect to the Real Property, and the improvements thereon, permit the existence of the presently existing improvements and the continuation of the operation of the Papa John's pizza and delivery restaurants as presently conducted; and

          (d) The Real Property and all improvements located thereon comply with all other applicable municipal, county and other governmental laws, orders, regulations and restrictions, and neither the Company nor any of the Shareholders has any knowledge or information which would lead it or any of them to believe that the use of any of the Real Property will be adversely affected by any pending or proposed zoning or use changes.

     4.26 Payments. Neither the Company nor any of the Shareholders has, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property, however characterized, to any finders, agents, customers, suppliers, governmental officials or other parties that in any manner are related to the business or operations of the Company and which the Shareholder or any officer or director of the Company knows, or had reason to believe, were illegal under any federal, state or local laws.

      4.27  Tax Returns; Tax Elections.

          (a) Except as set forth on Schedule 4.27, the Company has prepared, signed and filed all federal, state, local and other tax returns and reports required to be filed by all applicable statutes, laws, rules and regulations on or before the date hereof, and has paid all taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were due and owing by the Company on such tax returns and reports or which were or are otherwise due and owing by the Company under all applicable statutes, laws, rules and regulations for any periods for which returns or reports were due. The provisions for taxes in the Acquisition Balance Sheet are sufficient for the payment of all federal, state, local, foreign and other taxes that are owed by the Company and attributable to all periods ended on or before the date of the Acquisition Balance Sheet, and adequate and proper accruals have been made by the Company for all liabilities for taxes accruing since the date of the Acquisition Balance Sheet. The Company and the Shareholders have elected to be taxed as an "S-Corporation" under subchapter S of the Internal Revenue Code of 1986, as amended, which election shall terminate as of the Effective Date. Except as set forth on Schedule 4.27, the Company has timely paid in full all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. There are in effect no agreements, waivers or other arrangements providing for an extension of time with regard to the assessment of any tax, or any deficiency with respect thereto, against the Company. Except as set forth on Schedule 4.27 of the Company, there are no actions, suits, proceedings, arbitrations, examinations, investigations or claims now pending, nor, to the knowledge of the Company and the Shareholders, proposed, against the Company, nor are there any matters under discussion between the Company and the Internal Revenue Service, or other federal, state, local or other governmental authority, relating to any taxes or assessments, or any claims or deficiencies with respect thereto. The Company has never received notice of an audit, review or examination of any of its federal income tax returns by the Internal Revenue Service or any other governmental agency of the federal government, nor have its federal income tax returns been audited by the Internal Revenue Service. The Company has never received notice of an audit, review or examination of any of its state income tax returns, ad valorem property tax returns, license tax returns, employee withholding returns, sales tax returns or any and all other returns filed with states in which the Company is doing business, nor have any such returns been audited by any department or agency, whether local or state, charged with revenue and taxation, except as set forth on Schedule 4.27 of the Company.

          (b) Except for the election under Section 1362 of the Code to be taxed as a Subchapter S corporation, there are no material elections or consents filed with the Internal Revenue Service or any other taxing authorities affecting the Company. The Company has delivered to PJAM true and complete copies of all federal and state income tax returns filed by the Company since January 1, 1995.

          (c) The Company has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the Code and other applicable federal, state, local and other statutes, laws, rules and regulations, and has filed proper and accurate federal, state, local and other returns and reports for all years and periods (and portions thereof) for which any such returns and reports were due with respect to employee income taxes, withholding taxes, social security taxes and unemployment taxes. Except as set forth on Schedule 4.27 of the Company, all payments due from the Company on account of employee income tax withholding, social security taxes or unemployment taxes in respect of all periods (and portions thereof) ended on or prior to the date hereof have been properly paid within the time allowed, without extension.

          (d) None of the assets of the Company are subject to any lien or levy or other manner of collection by a taxing authority for any tax deficiency or liability of the Company (other than statutory and similar governmental liens securing payment of sales taxes, ad valorem property taxes or local taxes on income or profits not yet due and payable by the Company but reflected on the "Records" (as defined in Section 4.29), nor will the assets become subject to any such lien or levy as a result of this Agreement or consummation of the transactions contemplated hereby.

     4.28 Compliance. The Company has complied with all applicable laws, regulations, rules and orders of Federal, state and local governments and all agencies thereof applicable to its business, business practices (including, but not limited to, the marketing, sales and distribution of its products and services) and assets and properties owned or leased by it. No claims have been filed in writing against the Company alleging a violation of any such laws or regulations and neither the Company nor any of the Shareholders has received any written notice of, or claim alleging, any violation of such laws or regulations.

      4.29 Books and Records. Prior to the execution of this Agreement, the Company furnished to PJAM for its examination the minute and stock books of the Company or complete copies thereof, which documents contained a complete record of any and all proceedings and actions at all meetings of the shareholders and the board of directors of the Company required to be set forth in said minutes or for which minutes were prepared. Except for actions required or necessitated by this Agreement, no changes or additions to the minutes or stock books of the Company have been made since the date such books were so furnished, and no proceeding or action required to be set forth in said books has occurred since the date such books were last furnished to PJAM, except with respect to this Agreement.

      4.30 Completeness of Statements. The Company and the Shareholders have disclosed, in writing, all material facts known to them relating to the representations and warranties made by them in this Section 4. To the knowledge of the Company and the Shareholders, no representation or warranty of the Company and the Shareholders in this Agreement contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Any matter disclosed on any schedules referred to in this Section 4 shall be deemed to be disclosed on all such schedules; provided, however, that nothing in the schedules shall be deemed adequate to disclose an exception to any representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail; and provided further, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

5. Representations and Warranties of PJAM. PJAM represents and warrants to the Company and the Shareholders as follows:

     5.1 Incorporation; Corporate Power. PJAM is duly organized validly existing and in good standing under the laws of the State of Delaware. PJAM has, and at all times has had, full power and authority, corporate or otherwise, to own and lease its properties as such properties are now owned and leased and to conduct its business as and where the businesses have and are now being conducted.

     5.2  Authorization; No Violation.

          (a) This Agreement has been duly executed and delivered by PJAM and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms of this Agreement. PJAM has full power and authority, corporate and otherwise, to enter into and to deliver this Agreement and perform the transactions described herein.

          (b) Except as set forth in Schedule 5.2, all consents, approvals, resolutions, authorizations, actions or orders, including those which must be obtained from Governmental Body, required of PJAM for the authorization, execution and delivery of, and for the consummation of the transactions described in, this Agreement have been obtained.

          (c) Except as disclosed in Schedule 5.2, the execution and delivery of this Agreement, the consummation of the transactions described in this Agreement, and the fulfillment of and compliance with its terms and provisions do not (1) conflict with or violate (a) any judicial or administrative order, award, judgment or decree applicable to PJAM or (B) any term, condition or provision of PJAM's Certificate of Incorporation or By-Laws, or any agreement, instrument, mortgage, contract, or restriction to which it is a party, or by which it is bound or which is applicable to its properties, or (2) require the approval, consent or authorization of any other Person.

6.  Covenants of the Parties.

     6.1 Operation of the Company Pending Closing. From the date hereof through the Closing Date, the Company and the Shareholders shall, except as otherwise provided herein and except as otherwise consented to by PJAM:

          (a) continue the Company's business and operations substantially in the same manner as heretofore, not undertake any transactions or enter into any contracts, commitments or arrangements other than in the ordinary course of business consistent with its past practices, and use their reasonable efforts to preserve the Company's present business and organization;

          (b) refrain from disposing of or encumbering or agreeing to dispose of or encumber any of the Company's assets other than (1) inventory sold in the ordinary course of business consistent with past practices and (2) disposition of worn out or obsolete assets which will be replaced with assets of equal or greater value.

          (c) maintain the Licenses and not take any action, or refrain from taking any action, which could cause any of the Licenses to be revoked, restricted or suspended;

          (d) not make any commitment for capital expenditure in excess of $100,000, except in connection with the construction and development of restaurants;

          (e) take all commercially reasonable efforts necessary to maintain its tangible assets for the Company's use and benefit after the Closing Date (normal wear and tear excepted);

          (f) maintain its existing insurance coverage, subject to variations in amounts required by ordinary operations;

          (g) not terminate or amend, or suffer the termination or amendment of, any Material Contract or License except in the ordinary course of business;

          (h) not knowingly take or omit to take any action which would cause any of the representations and warranties made by it herein to be untrue or incorrect;

          (i) not declare or pay any dividend on, or make any distribution to the holders of, any of the Shares;

          (j)  not change its Articles of Incorporation or By-Laws;

          (k)  not terminate the Company's existence;

          (l) not authorize for issue or issue any additional shares of capital stock or securities or change or otherwise adjust the number of shares of capital stock outstanding;

          (m)  not make any investment in any other Person;

          (n) not increase the rate or change the nature of the compensation payable to the Company's Management Employees; and

          (o)  not incur or agree to incur any indebtedness for borrowed money.

     6.2 Non-Competition Agreement. The Shareholders shall execute and deliver at the Closing a Non-Competition Agreement in the form of Exhibit D attached hereto (the "Non-Competition Agreement") pursuant to which they agree not to compete with PJAM or the Company in the pizza business in the Louisiana DMA during the two-year period following the Closing Date.

     6.3 Release and Resignation. Each Shareholder shall execute and deliver at the Closing a letter in the form of Exhibit E attached hereto containing (1) his or her resignation from all offices as an officer, director and employee with the Company effective as of the Closing Date, and (2) a general release of claims releasing the Company from all liabilities and obligations that any of them may owe such Shareholder for events arising on or before the Closing Date (other than with respect to obligations expressly provided in this Agreement and the Company's obligation to indemnify its officers and directors).

     6.4 Compliance with Conditions. All parties hereto agree to cooperate fully with each other in order to meet the conditions set forth in Sections 7 and 8. All parties further agree to use their respective best efforts, and to act in good faith, to consummate the transactions described in this Agreement as promptly as possible.

     6.5  Payment of Certain Loans.

          (a) The Company is maker of that certain Note for Business and Commercial Loans, dated May 13, 1997, in the original principal amount of $1,500,000, payable to Amsouth (the "Amsouth Loan"). The approximate amount due under such Amsouth Loan, as of the Effective Date, was $1,283,770. Simultaneously with the Closing, PJAM shall pay or cause the Company to pay, and fully discharge, all amounts due under the Amsouth Loan.

          (b) The Company is indebted to certain of the Shareholders with respect to loans made by such Shareholders to the Company, in the aggregate principal amount of $100,000, as such loans are described on Exhibit F attached hereto ("Shareholder Loans"). Simultaneously with the Closing, PJAM shall cause the Company to pay to such Shareholders all amounts due such Shareholders under the Shareholder Loans.

     6.6 Further Actions. Each of the parties hereto agrees that it will, at any time, and from time to time, after the date hereof, upon the reasonable request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions and carry out the obligations described in this Agreement. From the date hereof to the Closing Date, each party will promptly notify each other party in writing if it becomes aware that any of the representations or warranties made by any party (including such party) in this Agreement become inaccurate or is breached, or may become inaccurate or be breached, or if such party is unable to perform any agreement, covenant or condition required of such party under this Agreement.

     6.7 Continuation of Insurance Coverage. PJAM agrees that, during the 18-month period following the Closing, it will maintain commercial general liability and automobile liability insurance coverage (the "Coverage"), insuring the Company for occurrences occurring prior to the Closing, with coverage limits and deductibles no less favorable than the coverage limits and deductibles presently provided by the Company's existing Coverage. Without limiting the generality of the foregoing, in the event PJAM or the Company replace the Company's existing policies of Coverage, then, if any of such existing insurance policies are "claims made policies," PJAM shall cause the Company to obtain tail coverage insuring such pre-closing occurrences during such 18-month period following the Closing with limits and deductibles no less favorable then those of the existing Coverage.

7. Conditions to the Obligations of PJAM. The obligations of PJAM to consummate the transactions described in this Agreement are subject to the fulfillment, prior to or at the Closing, of the conditions precedent that:

     7.1 Representations and Warranties Correct. All representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date.

     7.2 Compliance with Covenants. The Company and the Shareholders shall have performed and complied with all the covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.3 Necessary Consents. The Company and the Shareholders shall have received all consents, in the form and substance reasonably satisfactory to PJAM, to the purchase and sale of the Shares from the other parties to the Contracts and Licenses, to the extent such consent is expressly required under such Contracts and Licenses or otherwise deemed necessary in the reasonable judgment of PJAM.

     7.4 No Material Adverse Change. Between the date hereof and the Closing Date, there shall have been no material adverse change in the business, financial condition, operations or assets of the Company.

     7.5 No Litigation. No action or proceeding before any court or any governmental body shall be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would (a) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (b) declare unlawful the transactions described in this Agreement, (c) cause such transactions to be rescinded or (d) adversely affect the right of PJAM to operate or control the business, operations or assets of the Company.

8. Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate this Agreement and the transactions herein described are subject to the fulfillment prior to or at the Closing of the conditions precedent that:

     8.1 Representatives and Warranties Correct. All representations and warranties of PJAM in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on such date.

     8.2 Compliance with Covenants. PJAM shall have performed and complied with all the covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     8.3 Necessary Consents. The Company and the Shareholders shall have received all consents, in form and substance reasonably satisfactory to them, to the purchase and sale of the Shares from the other parties to the Contracts and Licenses, to the extent such consent is expressly required under such Contracts and Licenses.

9.   Termination.

     9.1  Termination Events.

          (a) PJAM may terminate this Agreement by delivery of notice of termination to the Shareholders and the Company if at anytime prior to the Closing Date:

               (1) Any representation or warranty of Shareholders or the Company in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue;

               (2) Shareholders or the Company fail or refuse to perform any obligation or covenant required of them by this Agreement to be performed by any of them prior to the Closing Date;

               (3) Any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PJAM to comply with its obligations under this Agreement) and PJAM has not waived such condition on or before the Closing Date.

          (b) Shareholders (by action of Shareholders holding a majority of Shares) and the Company may terminate this Agreement by delivery of notice of termination to PJAM if at anytime prior to the Closing Date:

               (1) Any representation or warranty of PJAM in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue;

               (2) PJAM fails or refuses to perform any obligation or covenant required of it by this Agreement to be performed by it prior to the Closing Date; or

               (3) Any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders or the Company to comply with their respective obligations under this Agreement) and Shareholders and the Company have not waived such condition on or before the Closing Date;

          (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual consent.

          (d) Any party (in the case of the Shareholders, by action of Shareholders holding a majority of Shares) may terminate this Agreement by delivery of notice of termination to the other parties if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 29, 1998, or such later date as the parties may agree.

     9.2  Effect of Termination.  Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 91, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.2 and 12.9 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  Deliveries and Actions Taken at Closing.

     10.1 Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver to PJAM the following (duly executed and notarized where appropriate):

          (a) Copies of resolutions of the Board of Directors of the Company which shall be in full force and effect as of the Closing Date authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, certified by the Secretary of the Company;

          (b) The resignations of and release of claims by those officers and directors of the Company designated by PJAM;

          (c) Certificate of Good Standing from the Secretary of State of the State of Louisiana for the Company;

       (d) A certificate signed by each Shareholder and an executive officer of the Company certifying as to the fulfillment of the conditions set forth in Sections 7.1 through 7.4 (as applicable to it); and

       (e) Certificates representing the Shares, duly endorsed for transfer on the books of the Company;

       (f) Such other documents as may be reasonably requested by PJAM, that it deems reasonably necessary, to effect the Closing.

      10.2 Deliveries by PJAM. At the Closing, PJAM shall deliver to the Shareholders the following (duly executed where appropriate):

       (a) Immediately available funds in the amount provided for in Section 2.2(b);

       (b) A certificate signed by an officer of PJAM certifying as to the fulfillment of the conditions set forth in Section 8;

       (c) Copies of the resolutions of the Board of Directors of PJAM or the Executive Committee of PJAM's Board of Directors, acceptable in form and substance to Shareholder's counsel, authorizing the execution, delivery and performance of this Agreement, certified by the secretary or assistance secretary of PJAM; and

       (d) Such other documents and instruments as may be reasonably necessary to effect the closing of the transactions contemplated hereby as they are contemplated in this Agreement.

      10.3 Deliveries by PJAM and the Shareholders. At the Closing, the Shareholders and PJAM shall execute and deliver the Non-Competition Agreements.

   11.  Survival of Representations and Warranties; Indemnities.

      11.1 Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall continue to be binding for a period of 18 months from and after the Closing Date, except for
(a) the representations and warranties contained in Sections 3.1 (Title to Shares; Share Restrictions), 3.2 (Authority) and 4.5 (Capitalization; Stock Ownership and Rights), which shall not expire, and (b) the representations and warranties contained in Section 4.27 (Tax Returns; Tax Elections), which shall survive until the applicable limitations period has run; provided, if a claim is brought within the applicable period set forth above, the representations and warranties which are the subject of such claim shall not expire until a final resolution or non-appealable determination is made of such claim. Notwithstanding the foregoing, the parties acknowledge that PJAM, since October, 1996, has operated and managed the business of the Company for the Company and the Shareholders, in consideration of fees paid by the Company to PJAM (the "Management Relationship"), and that as a result of such Management Relationship, PJAM is intimately familiar with the Company and its operations and, in fact, has much more knowledge regarding the details regarding the Company's business, assets and liabilities than do the Shareholders. Consequently, in the event that any of David Walker, Ross Davison, Larry Miller or Dianna Morton (who are all employees of PJAM) or any employee of PJAM employed in its accounts payable department, shall have actual knowledge that any representation or warranty of the Company or the Shareholders contained in this Agreement is untrue as of the date hereof or as of the Closing Date, then PJAM shall have no right to rely on such representation or warranty and shall have no claim against the Company or the Shareholders for a breach of non-performance of such representation or warranty. Additionally, in the event that any covenant or agreement of the Shareholders or the Company contained in this Agreement shall be breached due to actions of PJAM during its course of operation and management of the business of the Company, then neither the Company nor any of the Shareholders shall have any liability therefor.

      11.2 General Indemnities of the Shareholders. Each of the Shareholders shall defend and indemnify PJAM, and hold PJAM harmless from and against, the following (collectively, the "General Indemnified Liabilities," individually a "General Indemnified Liability"):

       (a) all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by PJAM or the Company resulting from, arising out of, or in connection with (i) any inaccurate representation or warranty or the breach or non-fulfillment of any representation or warranty of the Company and the Shareholders, or any of them, contained in this Agreement, except for those representations and warranties specifically identified in Section 11.3, (ii) any breach or default in the performance by the Company or the Shareholders, or any of them, of any covenant or agreement contained herein, (iii) any tax deficiency or assessment of the Company relating to a period ended on or prior to the Closing Date (regardless of any disclosures set forth in this Agreement), (iv) matters described on Schedule 4.24; or (v) any acts, omissions, events, conditions or circumstances occurring or existing on or prior to the Closing which results in any claim or investigation by any governmental authority or any law claim or suit against the Company; and

       (b) any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

      11.3 Additional Indemnities of the Shareholders. Each Shareholder shall defend and indemnify PJAM and shall hold PJAM and the Company harmless, from and against the following (collectively the "Additional Indemnified Liabilities," individually an "Additional Indemnified Liability"):

       (a) all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by PJAM or the Company resulting from, arising out of, or in connection with any misrepresentation or breach of a representation or warranty of such Shareholder contained in Section 3 (a "Section 3 Indemnity") (which shall be the sole and exclusive obligation of the Shareholder who has misrepresented or breached the representation or warranty giving rise to the Section 3 Indemnity, and no other Shareholder); and

       (b) any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

      11.4 Indemnity by PJAM. PJAM shall defend and indemnify the Shareholders and hold them harmless from and against the following (collectively "PJAM Indemnified Liabilities," individually a "PJAM Indemnified Liability"):

       (a) all liabilities, debts, obligations, losses, damages, deficiencies, penalties, claims, actions, suits, proceedings, investigations, demands, assessments, orders and judgments (whether fixed, contingent, accrued, absolute or otherwise) incurred by the Shareholders resulting from, arising out of, or in connection with (i) any inaccurate representation or warranty or the breach of any representation or warranty of PJAM contained in this Agreement, or (ii) any breach or default in the performance by PJAM of any agreement, covenant or undertaking which it is to perform under this Agreement or (iii) any breach by the Company of the Leases following the Closing; and

       (b) any and all costs and expenses incident to any of the foregoing, including, but not limited to, reasonable attorneys' and accountants' fees.

      11.5 Exclusive Remedy. From and after the Closing, the indemnification provided for in this Section 11 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement (other than the Non-Competition Agreements) against another party hereto or thereto, including any action brought by any such party for any damages or other form of monetary relief that is predicated upon or otherwise relates to, or arises out of, the transactions provided for in this Agreement, but which is otherwise not a General Indemnified Liability or Additional Indemnified Liability as such terms are defined herein ("Associated Liabilities"); provided, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive or other equitable relief for a breach of this Agreement.

      11.6  Limitations on Shareholder's Indemnification Obligations.

       (a) In no event shall the aggregate liability of the Shareholders with respect to claims for indemnification for General Indemnified Liabilities and Associated Liabilities exceed $1,000,000 (the "Indemnification Cap"). Additionally, in no event shall the aggregate liability of any individual Shareholder for General Indemnified Liabilities and Associated Liabilities exceed an amount equal to (i) the Indemnification Cap multiplied by (ii) such Shareholder's Percentage Interest. Further, in no event shall the aggregate liability of any individual Shareholder for Additional Indemnified Liabilities exceed an amount equal to (i) the Purchase Price multiplied by (ii) such Shareholder's Percentage Interest. Further, in no event shall the aggregate liability of any individual Shareholder for indemnification pursuant to this Section 11 exceed an amount equal to (i) the Purchase Price multiplied by (ii) such Shareholder's Percentage Interest.

       (b) PJAM shall not be entitled to indemnification for General Indemnified Liabilities or Associated Liabilities until the aggregate amount of claims with respect to such indemnified liabilities equals or exceeds $25,000, at which time PJAM shall be entitled to indemnification for indemnified liabilities in excess of such amount.

      11.7 Claims Procedure. Any party (the "Indemnified Party") may assert a claim (a "Claim") against the other party (the "Indemnifying Party") with respect to any matter which it believes is subject to indemnification pursuant to this Agreement by giving written notice (a "Claim Notice") to the Indemnifying Party. The Claim Notice shall be given by the Indemnified Party promptly, but in no event later than 10 days before a responsive pleading is required to be filed in a third party action or otherwise no later than 30 days, after (i) it has knowledge of a Claim under this Agreement or (ii) the commencement of any legal proceeding against such Indemnified Party, whichever occurs first. The Claim Notice shall state the basis for the Claim and the dollar amount thereof and shall be accompanied by any documents or information relevant thereto. The party receiving the Claim Notice shall have 45 days (or such shorter period of time as is reasonable when the Indemnified Party must respond to a pleading filed by a third party or any other type of "Third Party Claim" (defined in Section 11.8)) after receipt within which to pay the amount thereof to the Indemnified Party or to discharge such liability, or otherwise to respond to the Claim Notice (the "Response Period"). If the party does not pay the amount set forth in the Claim, discharge such liability or respond to the Claim Notice within the Response Period, the party bringing the Claim may institute arbitration (as required by Section 11.9) or, in the case of PJAM, may offset the amount of the Claim against payment of the Contingent Amount. If the Indemnifying Party does not pay or discharge the Indemnified Liability, but otherwise responds to the Claim Notice within the Response Period, except for a Third Party Claim, the parties shall in good faith attempt to resolve the Claim short of arbitration or litigation during the 45 days following the expiration of the Response Period. If the parties are unable to resolve the dispute within such 45 day period, then and only then may the party bringing the Claim institute arbitration or litigation.

      11.8 Defense of Third Party Claim. If the Indemnifying Party responds to a Claim that is made by a third party ("Third Party Claim") within the Response Period, the Indemnifying Party shall have the right to assume, at such party's expense, the defense of any Third Party Claim and to control the Third Party Claim and any settlement thereof if the Indemnifying Party acknowledges in writing that the Third Party Claim constitutes an enforceable liability for which such party is obligated to indemnify the Indemnified Party; provided, the assumption and control of the defense by Shareholders of any Third Party Claim involving a General Indemnified Liability or an Associated Liability shall be dependent upon the amount of the Claim being less than the Indemnification Cap minus any amounts of Claims already subject to or paid out of the Indemnification Cap. If the Indemnifying Party is not entitled to assume and control the defense of the Third Party Claim, the Indemnifying Party, at its expense, may participate in the defense of the Third Party Claim if it has an economic stake in the third Party Claim. The Indemnified

Party, at such party's expense, may assume or participate in the defense of any Third Party Claim which may have a material impact on its business or the business relationship between the Indemnified Party and a substantial portion of its business customers; provided that if the Indemnified Party assumes the defense in such circumstances, the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which shall not be unreasonably withheld). The party that defends any Third Party Claim, shall use its best efforts to defend same or to effect a satisfactory settlement thereof, and shall provide the other party all information and copies of all pleadings and other documents and correspondence relating to its defense or attempts to effect a settlement thereof. The Indemnifying Party shall not, in the defense or settlement of any Third Party Claim, consent to any injunctive or other equitable relief or consent to or enter into any order, judgment or settlement with respect thereto, without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided, however, if such consent to the settlement is withheld, then the Indemnifying Party shall thereafter have no further obligation to defend the Third Party Claim and the Indemnifying Party's obligation for the Indemnified Liability which results from such Third Party Claim shall be limited to the amount proposed by the Indemnifying Party in the settlement offer. If an Indemnifying Party has the right to assume and defend any Third Party Claim under this Section 11.8, but shall fail to assume the defense of such Third Party Claim, the Indemnified Party may in its sole discretion defend, settle or compromise such Third Party Claim, without prejudice to its right to indemnification by the Indemnifying Party hereunder. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim in order to minimize the indemnified liability associated therewith and to preserve the Parties' respective goodwill and business relationships. The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment (except with the prior written consent of the Indemnified Party) or enter into any settlement (except with the prior written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by all claimants therein of a full and complete release from all liability in respect of such Third Party Claim to the Indemnified Party.

      11.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement between any of the parties hereto shall be determined by means of arbitration by a single arbitrator before the American Arbitration Association in Louisville, Kentucky. All claims for arbitration must be submitted to arbitration within 60 days after the expiration of the Response Period, but in no event sooner than 15 days after the Response Period if the Indemnifying Party has responded to the Claim within the Response Period. The rules of the American Arbitration Association, as the same may be amended from time to time, shall be applicable in the arbitration, including the demand therefor. Any decision or award of the arbitrator shall be final and binding upon the parties. Judgment upon the decision or award rendered by the arbitrator may be entered in any state or federal court having jurisdiction, or application may be made to such state or federal court for a judicial acceptance of the decision, award or any order of enforcement, as the case may be.

      11.10  Contingent Amount; Certain Agreements of the Parties.

       (a) The parties acknowledge that the Company presently has in operation 9 Papa John's restaurants ("Restaurants"), and has under construction, or has designated sites (but not have them under lease) on which to construct, 5 additional restaurants (the "Additional Restaurants"). The parties also acknowledge that the Purchase Price has been computed on the assumption that the Additional Restaurants will be completed and opened by the Company at its sole expense within 12 months after the Closing (the "Termination Date"). Pending completion and opening of the Additional Restaurants, PJAM has withheld from payment of the Purchase Price the Contingent Amount. Until paid to the Shareholders as provided herein, the Contingent Amount shall accrue interest, from the date of the Closing, at an annual rate of 5.5% ("Interest").

       (b) PJAM agrees to use its best efforts to cause the Company to construct and open each Additional Restaurant as soon as practicable following the Closing. Within 30 days following the opening of an Additional Restaurant, PJAM shall pay to the Shareholders, in those proportions set forth on Exhibit B, $200,000 plus all accrued and unpaid Interest as of the date of such payment.

       (c) In the event that, despite the best efforts of PJAM, the Company is unable to construct and open all of the Additional Restaurants by the Termination Date due to circumstances beyond its control, then the Shareholders' entitlement to any amounts of the Contingent Amount or Interest with respect to Additional Restaurants that have not been opened as of such Termination Date shall terminate; provided if any Additional Restaurant is actually under construction as of the Termination Date, then PJAM shall remain obligated to the Shareholders for the payments described herein upon completion of such Additional Restaurant in construction as of the Termination Date.

   12.  Miscellaneous Provisions.

      12.1 Appointment of Shareholders' Agents; Actions of Shareholders Following the Closing. Each of the Shareholders hereby appoints Douglas S. Stephens and Michael M. Fleishman (each an "Agent" and collectively the "Agents") as their agents and attorneys-in-fact for purposes of communicating and dealing with PJAM and the Company with respect to matters contemplated by this Agreement following the Closing, and agree that PJAM and the Company may rely on any such communication from either of such Agents. Notwithstanding the foregoing, each of the Agents and Shareholders agree that neither such Agent shall consent to any matter which may result in liability to any Shareholder for indemnification pursuant to Section 11 or otherwise affecting any Shareholder's entitlement to such Shareholder's proportionate share of the Holdback Amount, without first obtaining the consent of those Shareholders holding a majority of the Shares prior to the Closing. Neither of the Agents shall be liable to any Shareholder for any action or omission, except to the extent that such action or omission constitutes willful misconduct by such Agent, and the Shareholders shall indemnify and hold each Agent from and against any and all liabilities, claims, actions and causes of action arising out of, or connected with, directly or indirectly, any actions or omissions of such Agents, except to the extent such actions or omissions constitute willful misconduct by such Agent.

      12.2 Expenses. Except as otherwise expressly provided in this Agreement, the fees and expenses incurred by PJAM and the Shareholders in connection with the preparation, execution and performance of this Agreement shall be paid one-half by PJAM and one-half by the Shareholders (in the case of the Shareholders, in accordance with each Shareholder's Percentage Interest).

      12.3 Notice. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered on (a) the date of personal delivery or facsimile transmission, (b) the first business day after the date of delivery to a nationally recognized overnight courier service, or (c) the third business day after the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested in each case, addressed as follows, or to such other address, person or entity as either party shall designate by notice to the other in accordance herewith:


               If to PJAM:  PJ America, Inc.
                            9109 Parkway East
                            Birmingham, AL  35206
                            Attn: D. Ross Davison,
                                  Chief Financial Officer
                            FAX: (205) 836-0376

             With copy to:  C. Edward Glasscock
                            Brown, Todd & Heyburn PLLC
                            400 West Market Street, 32nd Floor
                            Louisville, KY 40202-3363
                            FAX: (502) 581-1087

      If to the Company or  Douglas S. Stephens
         the Shareholders:  9109 Parkway East
                            Birmingham, AL  35206
                            FAX: (205) 836-0376

                                 and

                            Michael M. Fleishman
                            Greenebaum Doll & McDonald PLLC
                            3300 National City Tower
                            Louisville, KY 40202
                            FAX: (502) 587-3695

             With copy to:  Patrick J. Welsh, Esq.
                            Greenebaum Doll & McDonald, pllc
                            3300 National City Tower
                            Louisville, Kentucky 40202-3197
                            FAX: (502) 587-3695

      12.4 Exhibits; Entire Agreement. All Exhibits and Schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full at the place where first mentioned. As used herein the term "Agreement" shall mean this Stock Purchase Agreement and the Exhibits and Schedules hereto which are incorporated herein in their entirety. This Agreement embodies the entire agreement and understanding of the parties hereto regarding its subject matter and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

      12.5 Amendment; Waiver. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party. Failure of any party at any time or times to require performance of any provision hereof shall not be considered to be a waiver of any succeeding breach of such provision by any party.

      12.6 Binding Effect; Assignment. All the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns, provided, however, that this Agreement shall not be assigned by PJAM without the prior written consent of the Shareholders.

      12.7 Captions. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any provision hereof.

      12.8 Severability of Provisions. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

     12.9  Confidentiality.

       (a) Failure to mark any of the Information as non-public, proprietary or confidential information shall not affect its status as part of the Information under the terms of this Agreement.

       (b) None of the parties nor their respective agents or employees shall, without the prior consent of the other party, disclose or use any such Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement, and except as may be required by law or applicable regulatory law or exchange requirements.

       (c) Unless otherwise required by law, each of the parties agrees that neither of them shall disclose any Information acquired as a result of this Agreement, to any person or entity, other than its respective counsel and other representatives, and such other third parties, such as bankers and lessors, with whom it must communicate to consummate the transactions described by this Agreement.

       (d) PJAM's obligation of confidence with respect to any Information relating to the Company shall cease upon consummation of the transactions described herein. If the parties do not consummate the transactions described herein, each party shall promptly upon termination of this Agreement redeliver to each other all copies, notes, compilations, extracts and other records or written material relating to the Information.

     12.10 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware.

     12.11 Publicity; No Disclosure. Before the Closing, no party to this Agreement shall make any press release or make any other public announcement regarding the existence of this Agreement or the transactions described in this Agreement, without prior consultation with and consent of the other parties to this Agreement, except as may be required to comply with applicable securities laws or exchange regulations.

     12.12 Post-Closing Access. Following the Closing, PJAM shall cause the Company to provide each of the Shareholders reasonable access to the books and records of the Company related to periods prior to Closing for purposes of preparing such Shareholder's federal, state and local income tax returns and for such other purposes as may be reasonably requested by such Shareholder.

     12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the parties have entered into this Agreement as of the date first written above.

                                       PJ America, Inc.

                                       By:______________________________
                                       Title:___________________________
                                                  ("PJAM")


                                       PJ Louisiana, Inc.

                                       By:____________________________
                                       Title:_________________________
                                                 ("Company")


                                       -------------------------------
                                       Douglas S. Stephens


                                       -------------------------------
                                       Robert W. Curtis, Jr.


                                       -------------------------------
                                       Michael M. Fleishman


                                       -------------------------------
                                       Merida Sherman


                                       -------------------------------
                                       Nicholas Sherman


                                       -------------------------------
                                       Richard F. Sherman


                                       -------------------------------
                                       Frank O' Keener


                                       -------------------------------
                                       Stephen P. Langford